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                                                                    Exhibit 23.1


                             CONSENT OF KPMG LLP


     We consent to incorporation by reference in the registration statement being filed by Whitman Corporation pursuant to Rule 462(b) of the Securities Act of 1933, as amended, in order to register $12,000,000 aggregate principal amount of debt securities of our report dated February 19, 1999, relating to the combined balance sheets of PepsiCo Bottling Operations as of December 26, 1998 and December 27, 1997 and the related combined statements of operations, cash flows and shareholder's equity and accumulated other comprehensive loss for each of the years in the three-year period ended December 26, 1998, which report appears in Whitman Corporation's Current Report on Form 8-K dated April 22, 1999.

/s/ KPMG LLP

KPMG LLP
New York, New York
April 22, 1999